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TRANSLATION FROM FRENCH FOR INFORMATION ONLY

                                                                     EXHIBIT 2.4

                                ESCROW AGREEMENT

AMONG THE UNDERSIGNED:

Cephalon France Holdings, a simplified stock corporation (SOCIETE PAR ACTIONS SIMPLIFIEE) the registration number for which at the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) is being obtained and the registered office of which is located at 37, rue des Mathurins - 75008 Paris herein represented by Mr. Jonathan Schur, thereunto duly authorized by a power-of-attorney given by Mr. Martyn Greenacre, in his capacity as President, himself thereunto duly authorized,

                                         (hereinafter called the "Beneficiary"),

                                                        PARTY OF THE FIRST PART,

Ms. Andree Lafon nee Carpentier, widow (VEUVE) of Mr. Louis Lafon, an individual, born in Hanoi (Vietnam) on April 15, 1918, who resides at 5, rue de l'Alboni - 75016 Paris, France, duly represented by Mr. Francois Lafon

                                        (hereinafter called "Ms. Andree Lafon"),

                                                        PARTY OF THE SECOND PART

AND:

OBC - Odier Bungener Courvoisier, a banking institution registered with the Registry of Commerce and Companies (REGISTRE DU COMMERCE ET DES SOCIETES) of Paris under number 572 025 799, the registered office of which is located at 57, avenue d'Iena - 75116 Paris, herein represented by Mr. Olivier de l'Epine acting under a power-of-attorney dated December 12, 2001,

                                        (hereinafter called the "Escrow Agent"),

                                                        PARTY OF THE THIRD PART.

Ms. Andree Lafon, the Beneficiary, and the Escrow Agent are hereinafter together called the "Parties" and separately a "Party".

PARTICIPATING IN THIS AGREEMENT:

Mr. Francois Lafon, an individual, born in Paris on October 27, 1944, residing at 41, avenue Foch - 75116 Paris, France,

                                      (hereinafter called "Mr. Francois Lafon"),

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Mr. Francois Lafon and Ms. Andree Lafon are hereinafter together called the
"Warrantors".

RECITALS:

(A) Cephalon, Inc., an American corporation organized in the State of Delaware with its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, United States, and the Warrantors have entered into a Share Purchase Agreement, dated December 3, 2001, as amended by an amendment dated December 28, 2001 (hereinafter called the "Share Purchase Agreement"), pursuant to which Cephalon, Inc., agreed to acquire from the Warrantors all of the shares of Financiere Lafon, a corporation (SOCIETE ANONYME) with its registered office located at 12, rue Clement Marot - 75008 Paris, (hereinafter called the "Company") together with a minimum of 2,556 shares of the Company's subsidiary, Organisation de Synthese Mondiale Orsymonde, a corporation (SOCIETE ANONYME) with its registered office located at 12, rue Clement Marot - 75008 Paris, for a cash payment of four hundred fifty million U.S. Dollars ($450,000,000) paid on the Closing Date.

(B) Cephalon, Inc., and the Warrantors have entered into a Representations and Warranties Agreement, dated December 3, 2001, as amended by an amendment dated December 28, 2001 (hereinafter called the "Representations and Warranties Agreement"), under which the Warrantors have made certain representations and warranties and given certain assurances to Cephalon, Inc., about the Company and its Subsidiaries. The Representations and Warranties Agreement provides that, on the Closing Date, the Beneficiary will pay into escrow a portion of the Price due to Ms. Andree Lafon, I.E., forty-five million U.S. dollars ($45,000,000) in cash (hereinafter called the "Escrowed Amount"), as security for the Warrantors' obligations under the Representations and Warranties Agreement.

(C) As provided under Article 7(c) of the Share Purchase Agreement, Cephalon, Inc., has exercised its right of substitution set forth in such Article, which has resulted in the automatic substitution of the Beneficiary under the terms and conditions of the Share Purchase Agreement and the Representations and Warranties Agreement.

(D) The sale described in Paragraph A hereof has occurred on the day hereof, I.E., the Closing Date. As set forth in paragraph B hereinabove, the Escrowed Amount will be paid out of the portion of the Price to which Ms. Andree Lafon is entitled, but there shall be no limitation on the Beneficiary's right to demand from Mr. Francois Lafon the payment due by him and secured by the Escrowed Amount, which Mr. Francois Lafon, participating herein, hereby acknowledges.

(E) The Escrow Agent has agreed to act as escrow agent pursuant to this Escrow Agreement (hereinafter called the "Escrow Agreement"), to accept the deposit of the Escrowed Amount, to hold, invest, and release the Escrowed Amount as


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     provided on the terms and conditions of the Escrow Agreement.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS.

     1.1 For purposes of this Agreement "Business Day" shall be a day on which the Escrow Agent's registered office is open.

     1.2 All capitalized terms used herein, which are not otherwise defined in the Escrow Agreement, shall have the definitions given to them in the Representations and Warranties Agreement or the Share Purchase Agreement, a copy of which is being delivered to the Escrow Agent.

2. APPOINTMENT OF ESCROW AGENT.

     The Beneficiary and Ms. Andree Lafon hereby appoint the Escrow Agent to act as escrow agent for the purpose of receiving, retaining, investing, and releasing the Escrowed Amount, and the Escrow Agent hereby accepts its appointment as escrow agent on the terms and conditions set forth in the Escrow Agreement.

3. APPOINTMENT OF THE MS. ANDREE LAFON' REPRESENTATIVE.

     Ms. Andree Lafon hereby appoints Mr. Francois Lafon (hereinafter called the "Representative") for the purpose of acting as her agent and representative for all questions relating to the Escrow Agreement. She hereby authorizes Mr. Francois Lafon, as Representative, to take any steps required by the Escrow Agreement, or relating thereto, and especially to receive any payment made by the Escrow Agent. It is understood and agreed that this authorization shall continue to apply, as an exception to Article 2003 of the Civil Code, after Ms. Andree Lafon's death. Mr. Francois Lafon hereby accepts his appointment as Representative. Release of the Escrowed Amount to Mr. Francois Lafon shall be deemed release of the Escrowed Amount to Ms. Andree Lafon, without the Escrow Agent having any further responsibility with respect thereto. Any step or communication communicated to, or received by, the Representative shall be deemed taken or received by Ms. Andree Lafon.

4. DEPOSIT WITH THE ESCROW AGENT.

     Simultaneously with the signing of the Escrow Agreement, the Escrowed Amount shall be paid by bank transfer by the Beneficiary to a joint account n(degree)11793200004 17 - bank code (code banque) 40798 - branch (guichet) 00001, SWIFT code OBCFRPP, in the name of Ms. Andree Lafon and the Beneficiary, not acting jointly, with the Escrow Agent. Ms. Andree Lafon and the Beneficiary agree that the Escrowed Amount shall remain in escrow with the Escrow Agent, and that Ms. Andree Lafon, on the one hand, and the Beneficiary, on the other hand, shall not withdraw, or attempt to withdraw, the Escrowed Amount from the Escrow Agent otherwise than on the terms and conditions of


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     the Escrow Agreement.

5. ESCROW.

     Upon initial receipt of the Escrowed Amount, the Escrow Agent will deposit it in the separate escrow account described in Article 4 hereinabove and will hold it as provided in the Escrow Agreement.

6. INVESTMENT OF THE ESCROWED AMOUNT.

     The Escrow Agent shall invest the Escrowed Amount in U.S. dollar certificates of deposit (comptes a terme). The Escrowed Amount shall remain so invested until receipt by the Escrow Agent of joint instructions to the contrary from Ms. Andree Lafon and the Beneficiary. Any return on the Escrowed Amount shall be paid solely to Ms. Andree Lafon at the times agreed by Ms. Andree Lafon and the Escrow Agent.

7. NOTICES OF CLAIMS.

     The Beneficiary may at any time during the eighteen months following the Closing Date give notice to the Escrow Agent indicating that it has given notice to the Warrantors of a Claim under the Representations and Warranties Agreement (hereinafter called a "Claim Notice").

     The Claim Notice shall be in the form annexed hereto as Exhibit A. It shall, among other things, include a copy of the Claim and state the total amount claimed by the Beneficiary under (i) such Claim and (ii) any Claim made prior thereto and not resolved on the day the Claim Notice is given (hereinafter called the "Amounts Claimed").

     Solely for purposes of this Escrow Agreement, any Claim Notice received after June 30, 2003 shall be deemed null and void.

     The Escrow Agent shall be advised by Ms. Andree Lafon and the Beneficiary, in the form of notice annexed as Exhibit B, of any payment, total or partial, made by the Warrantors with respect to a Claim (hereinafter called a "Resolved Claim").

     It is understood and agreed, to the extent required, that any payment with respect to a Resolved Claim as well as any payment charged to the Escrowed Amount and paid to the Beneficiary following a Claim shall be deducted from the Amounts Claimed in respect thereof.

8. RELEASE OF THE ESCROWED AMOUNT.

     For purposes of this Escrow Agreement, the Parties agree that any reference to the "Escrowed Amount" shall mean amounts in escrow on the date on which the amount of such amounts is calculated.

     The Escrowed Amount shall be released in the following manner, to the benefit of Ms. Andree Lafon, or the Beneficiary, as the case may be:


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     8.1  RELEASE OF THE ESCROWED AMOUNT TO MS. ANDREE LAFON AND/OR THE
          BENEFICIARY.

          (a) Within ten (10) Business Days following receipt by the Escrow Agent of joint instructions from Ms. Andree Lafon and the Beneficiary (a form of which is annexed hereto as Exhibit C), the Escrow Agent shall pay to Ms. Andree Lafon or the Beneficiary, as the case may be, the amount which the instructions indicate are to be paid to Ms. Andree Lafon or the Beneficiary, up to the limit of the Escrowed Amount.

          (b) Within ten (10) Business Days following receipt by the Escrow Agent of a certificate of Ms. Andree Lafon or the Beneficiary (a form of which is annexed hereto as Exhibit D), to which shall be attached a copy of the judgment described below, the Escrow Agent shall pay to the Beneficiary or Ms. Andree Lafon, as the case may be, the amount that such certificate indicates is due to the Beneficiary, or Ms. Andree Lafon, up to the limit of the Escrowed Amount.

               The certificate shall indicate (i) that a decision has been handed down by a court or arbitration panel (such decision to be either a final judgment of a court of general jurisdiction, subject to execution, and unappealable, or a decision of the highest court of appeal, or a decision, subject to execution, delivered by a court of appeal, or an arbitration award, without the need to obtain recognition and execution thereof (exequatur)) (hereinafter called the "Decision"), (ii) the amount due either by the Warrantors to the Beneficiary, or by the Beneficiary to Ms. Andree Lafon under the Decision, and (iii) that the amount due has not been paid during the month following receipt of such written request.

     8.2  PAYMENT OF THE ESCROWED AMOUNT TO MS. ANDREE LAFON.

          The Escrow Agent shall pay to Ms. Andree Lafon, at the times set forth hereinabove, the difference (if any) between the Escrowed Amounts and the amounts set forth hereinbelow:

          (a) Thirty-three million seven hundred fifty thousand U.S. dollars ($33,750,000).

               Such payment shall be made within ten (10) Business Days following receipt by the Escrow Agent of a certificate of Ms. Andree Lafon or the Beneficiary in the form annexed hereto as Annex E stating that the procedure set forth in Article 6 of the Share Purchase Agreement has been completed, and that no Price Reduction and/or Price Differential is due thereunder.

               It is agreed in any event that the payment set forth in the foregoing paragraph shall not occur prior to expiration of a period of four months


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               after the Closing Date, i.e. April 29, 2002;

               Notwithstanding the foregoing, if a Price Reduction or Price Differential had to be paid to the Beneficiary under Article 8.3 hereinbelow the Escrow Agent shall pay to Ms. Andree Lafon, simultaneously with the payment to the Beneficiary, an amount equal to (i) the amount calculated as provided in paragraph (a) hereinabove, reduced by (ii) the amount paid to the Beneficiary in connection with such Price Reduction and/or Price Differential.

          (b) Twenty-two million U.S. dollars ($22,000,000) twelve months after the Closing Date, i.e., December 30, 2002;

          (c) Zero U.S. dollars eighteen months after the Closing Date, i.e., June 30, 2002.

          It is understood and agreed that the payment set forth in paragraphs
          (b) and (c) hereinabove shall be made automatically by the Escrow
          Agent.

          However, the provisions of paragraphs (a), (b), and (c) hereinabove shall not apply, if their effect would be to reduce the Escrowed Amount to an amount less than the Amount Claimed. It is understood and agreed that the payment process set forth in such provisions shall automatically resume as soon as the amount of the Escrowed Amount once again becomes greater than, or equal to, the amount of the Amounts Claimed (especially following a Resolved Claim).

     8.3  PAYMENT TO THE BENEFICIARY.

          Within ten (10) days following receipt by the Escrow Agent of a certificate from the Beneficiary (a form of which is attached hereto as Exhibit F) stating that the procedure set forth in Article 6 of the Share Purchase Agreement has been completed, the Escrow Agent shall pay to the Beneficiary any Price Reduction and/or Price Differential, up to the limit of the Escrowed Amount.

          The certificate shall confirm that (i) the procedure set forth in
          Article 6 of the Share Purchase Agreement has been completed, (ii) that a Price Reduction and/or a Price Differential is (are) due by the Warrantors under such procedure, (iii) that the Warrantors have not paid the amount of the Price Reduction and/or Price Differential to the Beneficiary on the terms and conditions set forth in the Share Purchase Agreement, and (iv) the amount of the Price Reduction and/or Price Differential should be released from the Escrowed Amount for the Beneficiary's benefit. There shall be attached to the certificate a copy of the certificate of the firm of Deloitte & Touche or Mazars et Guerard, as the case may be, indicating the amount of the Price Reduction and/or Price Differential due by the Warrantors under
          Article 6 of the Share Purchase Agreement.

9. TERM OF THE ESCROW AGENT'S OBLIGATIONS.


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     9.1  The Escrow Agent's obligations shall end eighteen months after the
          Closing Date, i.e., June 30, 2003 (hereinafter called the "Expiration Date"). If, however, the Escrow Agent receives notice, no later than June 30, 2003, in the form of Exhibit G hereto, confirming that a Claim Notice is still unresolved, the Expiration Date shall be the first to occur of the following dates:

          (a) Ten (10) Business Days from receipt by the Escrow Agent of joint instructions (in the form annexed hereto as Exhibit C) of Ms. Andree Lafon and the Beneficiary which have the effect of reducing the Escrowed Amount to zero; or

          (b) Ten (10) Business Days from receipt by the Escrow Agent of a certificate from Ms. Andree Lafon (in the form annexed hereto as Exhibit H) to which shall be attached a copy of the Decision, confirming that no amount is due by the Warrantors as a result of disagreements which were the subject of Claims Notices; or

          (c) Ten (10) Business Days from receipt by the Escrow Agent of a certificate of the Beneficiary (in the form annexed hereto as Exhibit D) to which shall be attached a copy of the Decision, showing (i) the amount due by the Warrantors under the Decision, and (ii) that the consequence of the payment of the amount due by the Warrantors will be to reduce the Escrowed Amount to zero.

     9.2 On the Expiration Date the Escrow Agent shall pay to Ms. Andree Lafon the balance of the Escrowed Amount existing on such date, without Ms. Andree Lafon (and/or the Warrantors) and/or the Beneficiary having to perform any formality or deliver any document to the Escrow Agent.

10. DISAGREEMENTS.

     In the event of a disagreement between the Parties over the interpretation or performance of the Escrow Agreement, the Escrow Agent shall, in no case, take any position on the claims of one or the other of the Parties to the Escrow Agreement. Since it shall have no power to make any interpretation hereof prevail over another one, and since it shall be required to remain strictly neutral, the Escrow Agent, subject to Article 12 hereof, shall have no liability to the Beneficiary or Ms. Andree Lafon under such circumstances. Any unresolved problem relating to the interpretation of the Escrow Agreement shall be resolved as provided under Article 15 hereof.

11. ESCROW AGENT'S UNDERTAKING.

     The Escrow Agent undertakes hereby to receive the Escrowed Amount, to keep it whole, and to invest the Escrowed Amount as required by Article 6 hereof and not to permit the withdrawal thereof otherwise than as permitted by the terms and conditions of the Escrow Agreement. The Escrow Agent shall be liable only for the safekeeping and investment of


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     the funds making up the Escrowed Amount and for their release, as provided in the Escrow Agreement. Notwithstanding anything to the contrary in the Escrow Agreement, the Escrow Agent shall have no liability with respect to the performance by the Beneficiary and Ms. Andree Lafon of any of the obligations binding thereon under the Escrow Agreement and shall not be bound by the terms of any other agreement (including, but not limited to, the Share Purchase Agreement) by or among the Beneficiary and the Warrantors or any of them, or any other person or party (whether or not the Escrow Agent is aware of such agreement), the Escrow Agreement acknowledging hereby that it is aware of the Share Purchase Agreement and the Representations and Warranties Agreement as a result of receiving a copy thereof.

12. PERFORMANCE OF THE ESCROW AGENT'S DUTIES.

     In the performance of its duties under the Escrow Agreement and in the event of an alleged breach in the performance of the duties for which it is responsible hereunder, the Escrow Agent shall have no liability to anyone for damages, losses, or costs which may arise as a result of its actions or omissions in such capacity; provided, however, that the Escrow Agent shall be liable in damages resulting from its actions, or from its misconduct in violation of the Escrow Agreement. Consequently, the Escrow Agent shall not incur such liability for (a) any action or omission taken in good faith upon the advice of its counsel with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (b) any action or omission taken on the basis of documents, including any written notice or instructions contemplated under the Escrow Agreement regarding not only the genuineness of their signature and the validity and effect of their provisions, but also the authenticity of any information they may contain, which the Escrow Agent believed in good faith to be genuine, to have been signed or submitted by the person(s) authorized with respect thereto and to be in compliance with the provisions of the Escrow Agreement.

13. ESCROW AGENT'S FEES.

     The Escrow Agent's ordinary services (i.e., receipt, investment, and release of the Escrowed Amount) shall not give rise to any fee. However, the Beneficiary and Ms. Andree Lafon shall jointly be liable (each for half) to reimburse the Escrow Agent for any unusual expenses in a reasonable amount (especially fees of counsel) incurred exclusively by the Escrow Agent in performing its duties under the Escrow Agreement and shall indemnify the Escrow Agent against any loss, claim, debt, cost, payment, and expense imposed on, or incurred by, such Escrow Agent in connection with the Escrow Agreement, except for expenses resulting from its own negligence, bad faith, or mismanagement.

14. INSTRUCTIONS AND NOTICES.

     Any notice under the Escrow Agreement shall be deemed to have been properly given, if it is given by registered letter (return receipt requested), by express delivery service against receipt, or by personal delivery against handwritten receipt thereof, at the


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     addresses hereinafter set forth, or such other address as may be notified by one of the Parties to the others as provided in this Article 14, not less than five (5) business days prior to the notice:

                  If to the Beneficiary:

                           Cephalon France Holdings
                           c/o Cephalon, Inc.
                           145 Brandywine Parkway
                           West Chester, Pennsylvania
                           19380 United States
                           To the Attention of its General Counsel

                  with a copy thereof to:

                           Dechert
                           55, avenue Kleber
                           75116 Paris

                           Attention:  Jonathan A. Schur, Esq.

                  If to Ms. Andree Lafon:

                           Mr. Francois Lafon
                           c/o Maitre Joel Chevreau
                           Bureau d'Etudes Juridiques Peyre
                           174, rue de l'Universite
                           75007 Paris

                  If to the Escrow Agent:
                           Banque OBC
                           57, avenue d'Iena
                           75116 Paris
                           To the Attention of Mr. Bernard Petitjean
                           Legal Department

     Notices shall be deemed effective on the date they are received, provided, however, that they shall be deemed received by the Party involved (i) three
     (3) Business Days after the first attempt to deliver a registered letter, return receipt requested, or express delivery service with return receipt requested and (ii) the first Business Day following the day of the handwritten acknowledgment of receipt in the case of personal delivery. A copy of any notice by any Party to the Escrow Agent shall be simultaneously sent to the other Party to be valid.

15. GOVERNING LAW AND JURISDICTION.


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     The Escrow Agreement shall be governed by French law and construed in accordance therewith. Any dispute which may arise under the Escrow Agreement relating to its interpretation shall be submitted to the Tribunal de Commerce [Commercial Court] of Paris.

16. HEADINGS.

     The headings of the Escrow Agreement are for convenience and reference only and shall not have the effect of interpreting, defining, or limiting the scope or meaning of the Escrow Agreement or any of its provisions, or the intention of the parties with respect thereto.

17. WAIVER.

     No omission or delay in the exercise by a Party of any right, remedy, or authority under the Escrow Agreement shall be construed as a waiver of such right, remedy, or authority. Likewise, no partial or single exercise of such right, remedy, or authority by a Party shall prevent such right, remedy, or authority from being exercised again in the future. To be valid, any waiver of such right, remedy, or authority by a Party shall be made in writing and notified to the Parties as provided in Article 14 hereof.

18. SEVERABILITY.

     Each provision of the Escrow Agreement shall be severable. If a term or condition of the Escrow Agreement shall be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or applicability of the other provisions hereof. If any provision of the Escrow Agreement should be invalid, illegal, or inapplicable, the Parties shall, promptly and in good faith, undertake to negotiate to replace the provision involved with one or more valid, legal, and applicable provisions which will have an economic and/or legal effect as close as possible to the one of the invalid, illegal, or inapplicable provision.

19. COUNTERPARTS.

     The Escrow Agreement and any amendment thereto may be signed in one or more counterparts, each counterpart being deemed to be an original, but all counterparts taken together being deemed to constitute but one and the same legal instrument.

20. AMENDMENT.

     Any amendment of the Escrow Agreement shall be valid only if it is in writing and signed by all the Parties hereto.

21. SUCCESSORS-IN-INTEREST.

     The Escrow Agreement shall be binding on the Parties and on their respective successors-in-interest and/or assigns and shall be enforceable by them and against them, provided,


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     however, that:

          -    Ms. Andree Lafon may not assign the Escrow Agreement;

          - the Beneficiary shall have the right to assign this Escrow Agreement only as provided in the Representations and Warranties Agreement, i.e., it may assign its rights under the Escrow Agreement to an Associated Company or a third party to which the Shares are simultaneously assigned, provided that (i) such assignment involve the entire Escrow Agreement and that (ii) the Beneficiary remain jointly liable for the performance by the Associated Company or the third party of the obligations by which it is bound under the Escrow Agreement;

          - the Escrow Agent may assign the Escrow Agreement only in connection with a transaction involving all of its assets or of the operating division involved by the Escrow Agent.

22. CONFIDENTIALITY.

     The Escrow Agreement shall be treated as strictly confidential. Consequently, its contents shall not be disclosed or communicated by any of the Parties to a third party without the express written agreement of the other Parties, except for information disclosed by the Parties to their lawyers or other advisors and statements or information which must be made or provided to any governmental authority or any agency having jurisdiction.


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Signed in Paris,
In four (4) originals
On December 28, 2001



Cephalon France Holdings                      Participating and agreeing
                                              to act as Representative:

                                              Mr. Francois Lafon
/s/ Jonathan Schur                            /s/ Francois Lafon
-------------------------                     ----------------------------
By: Mr. Jonathan Schur

Ms. Andree Carpentier widow (VEUVE) of
Mr. Louis Lafon

By: /s/ Francois Lafon
    ------------------------------
    Mr. Francois Lafon


Escrow Agent

By: /s/ Olivier de l'Epine
    -------------------------
Name:  Olivier de l'Epine
Title: Managing Director


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